                                                            Exhibit 10.20

February 21, 2025

Anita Mahon
110 Willow Ave Apt 1
Hoboken NJ 07030

Email: Anita.Mahon@exlservice.com

Dear Anita,

As discussed with you, the Company has agreed to your request to move from full-time to part-time employment. This letter sets forth the terms and conditions of your part-time employment with ExlService.com, LLC (the "Company"). The Company is a wholly owned subsidiary of ExlService Holdings, Inc. ("ExlService Holdings") and within this letter we generally refer to ExlService Holdings, the Company and its affiliates together as “EXL.” This letter supersedes and replaces, in its entirety, the Employment Agreement you signed with the Company dated March 2, 2020 (including any prior amendments and/or modifications, the “Employment Agreement”).

Beginning on April 1, 2025, your role with EXL will change from full-time Global Head of Health (Band F) to part-time Chief Strategy & Corporate Development Officer (Band F). In your new role, you will retain the title of Executive Vice President (Band F), but you will no longer be a member of the EXL Executive Committee. As the Chief Strategy & Corporate Development Officer, you will continue to report directly to the Chief Executive Officer of EXL (the “CEO”). This position will be based out of EXL’s New York headquarters.

Compensation and Schedule: Your new position is a part-time, exempt, salaried position. The annualized salary for this part-time position is $300,000.00 USD (Three Hundred Thousand Dollars), payable in accordance with EXL’s payroll policies. In order to remain eligible for benefits in your new position, you will be required to work three (3) days per week. Your work location remains unchanged and will continue to be EXL’s New York headquarters located at 320 Park Avenue, 29th Floor, New York, NY 10022.

Annual Bonus: In your new position, you may be eligible to receive a discretionary bonus up to a target of 75% of your base salary. This bonus is contingent upon you meeting the goals that will be established with your manager, as well as EXL meeting its performance targets. The bonus is only payable if you are employed by EXL on, and have not given notice of resignation prior to, the date that bonus payments are made to EXL employees generally. Bonus payments are subject to the approval of the EXL Board of Directors (the “Board”), and bonuses generally are reviewed, approved and paid during the March/April timeframe of each year as determined by the Board, in its sole discretion. The bonus program may change at any time with or without notice at the discretion of EXL. Nothing in this letter shall constitute a guarantee that you will be awarded a bonus or a bonus in any particular amount.

Annual Equity: As previously discussed, by signing this letter you acknowledge your understanding and agreement that you will no longer be eligible to receive or be awarded grants of restricted stock units or other equity compensation. This ineligibility does not affect equity grants previously awarded to you. Previously awarded equity grants will continue to vest according to the established vesting schedules for such grants.

Benefits: Your benefits eligibility will not change as a result of your change in position. You are eligible to participate in the health, dental, vision, life insurance and disability plans in accordance with the criteria for and terms of the applicable plans, which may be amended from time to time. You are also eligible to participate in EXL’s 401(k) plan, in accordance with the applicable plan terms. To the extent you already participate in EXL’s benefits, your current benefits elections will continue unchanged.

PTO: In accordance with EXL policy, as a part-time employee you will be granted up to twelve (12) days of paid time off, two (2) floating holidays, and ten (10) sick days per calendar year. Paid time off will accrue in accordance with EXL’s leave policy. For year 2025 only, all accruals earned before April 1, 2025, will remain at the previously earned accrual rate. Any accrued paid time off that is not used by the end of the applicable calendar year will be forfeited or paid out as per EXL’s payroll policy and applicable State laws. EXL’s leave policy is set forth in its U.S. Employee Handbook located on EXL’s intranet.

Business Expenses: EXL will reimburse authorized and proper business-related expenses that you may incur in discharging your duties in accordance with EXL’s policies and procedures regarding expense reimbursement.

Restrictive Covenants and Arbitration Agreement: As a condition of your continuing employment, you will be required to execute and comply with certain documentation, including the Non-Competition, Non-Solicitation and Confidentiality Agreement (the “Confidentiality Agreement”) and the Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”), copies of which are enclosed herewith. The Confidentiality Agreement contains, among other things, provisions prohibiting employees with whom EXL shares confidential information and/or client goodwill from exploiting that trust by giving a competitor an unfair advantage in the marketplace. The Arbitration Agreement sets forth, among other things, a waiver of a jury trial and the process for submitting disputes for arbitration and selecting an arbitrator. In the event of any dispute, controversy or claim arising from or relating to this offer or our employment relationship, you and EXL agree to first attempt to resolve any such dispute through good faith negotiation, and then mediation, to the extent the parties are not able to resolve the matter through negotiation. If the parties are unsuccessful at resolving the dispute through mediation, you and EXL agree to waive all rights to a jury trial and resolve the matter through binding arbitration before a single arbitrator administered by the American Arbitration Association in accordance with its employment arbitration rules and the Federal Arbitration Act. You and EXL agree to comply with the terms set forth in the Arbitration Agreement with respect to any such dispute. Separate from these commitments, you will not be permitted to conduct your own business in competition with EXL, whether during or after working hours.

Outside Employment: Your position is a responsibility requiring your full loyalty and dedication. So that you can do your best, unless approved in advance by EXL, you are not allowed to work for another employer while employed with EXL. You must always act in the best interests of EXL and its affiliated group of companies.

Employment-At-Will: EXL’s policy is that employment is “at will.” You are free to leave EXL at any time, with or without notice. EXL also has the right to end your employment at any time, with or without a reason and with or without notice. Although EXL may choose to end your employment for cause, cause is not required. Further, EXL has the right to manage its work force and direct its employees. This includes the right to hire, transfer, promote, demote, reclassify, layoff, terminate or change any term or condition of employment at any time, with or without a reason and with or without notice unless otherwise required by law. No one other than the CEO may enter into an agreement for employment for a specific period of time or make any agreement contrary to the policy of at will employment. Any such agreement must be in writing and signed by the CEO and you.

Miscellaneous: You represent and warrant to EXL that the execution, delivery and performance of this Agreement, the Confidentiality Agreement and the Arbitration Agreement do not and will not violate the provisions of any other agreement to which you are a party or by which you are bound. This offer and your continued employment with EXL are conditioned and contingent upon you returning signed copies of this letter, the Confidentiality Agreement, and the Arbitration Agreement prior to or on April 1, 2025. By signing this letter, you represent and warrant that you have no outstanding claims, complaints, or causes of action of any kind against EXL arising from your employment.

This letter is governed by New York law. This offer letter, coupled with the enclosed Arbitration Agreement and Confidentiality Agreement, comprises the entire scope of your agreements with EXL, and fully supersedes any and all prior discussions, documents, promises, agreements, letters and memoranda by and between you and EXL and any of its affiliates regarding your employment including, without limitation, the Employment Agreement; and any such agreements or arrangements, including the Employment Agreement, shall be deemed terminated as of the date of this letter.

If a court of competent jurisdiction makes a final determination that any term or provision hereof is invalid, illegal or unenforceable, the invalid, illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, invalid or unenforceable term or provisions, and the remaining terms and provisions hereof shall remain unimpaired.

Thank you for your service with EXL. We look forward to continuing our work together! Please feel free to contact Martin Whitehead at Martin.Whitehead@exlservice.com with any questions.

Please review, sign and date this letter in the space provided below to indicate your acceptance of the revised terms of employment set forth in this letter and return it to Martin Whitehead, Head of Human Resources for the Americas, ExlService Holdings, Inc. at Martin.Whitehead@exlservice.com.
Regards,

/s/ PAMELA HARRISON
Name: Pamela Harrison
Title: Executive Vice President and Chief Human Resources Officer

Accepted and Agreed:

/S/ ANITA MAHON
Print Name: Anita Mahon
Date: February 21, 2025